Exhibit 99.1

Casey’s Issues Business Update Ahead of Jefferies Winter Summit

ANKENY, Iowa, January 24, 2022 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), a leading convenience store chain in the United States, today announced that it will be participating in the 2022 Jefferies Virtual Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit, and will be hosting a fireside chat on Monday, January 24, 2022 at 1:00 pm central time. The moderator of the chat will be Matt Fishbein, Equity Analyst at Jefferies. The live webcast of the session, including the webcast archive available for thirty days, and can be accessed at https://investor.caseys.com/events-and-presentations/default.aspx.

In advance of the Summit, the Company provides the following business update:

Casey’s reaffirms same-store sales growth to be mid-single digits in both fuel gallons and inside sales for the third quarter. Casey’s continues to expect operating expenses to rise between 18% and 20% for the quarter. Fuel margin is now expected to be in the mid-thirty cents per gallon range for the quarter. Net income for the third quarter is expected to be higher than the prior year.

About Casey’s General Stores

Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,400 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Cautionary Statements

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores, and the potential effects of COVID-19. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to executing our strategic plan, the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com